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Exhibit 23.3

Consent of Independent Certified Public Accountants

        We have issued our report dated September 4, 2012 with respect to the consolidated financial statements of High Sierra Energy GP, LLC and subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, included in the Current Report on Form 8-K/A dated September 4, 2012, of NGL Energy Partners LP, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP
Denver, Colorado

August 20, 2014

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  Exhibit 23.3
Consent of Independent Certified Public Accountants